Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 (No. 333-            ) of UnumProvident Corporation for the registration of $1,000,000,000 of debt and equity securities and to the incorporation by reference therein of our report dated February 4, 2004 (except for Note 15 for which the date is March 8, 2004), with respect to the consolidated financial statements and schedules of UnumProvident Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Chattanooga, Tennessee

December 27, 2004